AMENDMENT


         AMENDMENT dated August 10, 2000 (the "Amendment") to the Securities Purchase Agreement dated April 14, 2000 (the "Purchase Agreement") and related Transaction Documents (as defined in the Purchase Agreement) between World Wide Wireless Communications, Inc. (the "Company") and each of: Esquire Trading & Finance, Inc. ("Esquire"), Amro International, S.A. ("Amro"), Celeste Trust Reg. ("Celeste"), The Endeavor Capital Fund, S.A. ("Endeavor"), Nesher, Ltd. ("Nesher"), The Keshet Fund, L.P. ("Keshet Fund") and Keshet, L.P. ("Keshet"). Esquire, Amro, Celeste, Endeavor, Keshet Fund and Keshet are each referred to herein as a "Purchaser." All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

         WHEREAS, the Purchasers desire to continue their investment in the Company as contemplated by the Purchase Agreement as amended hereby; and

         WHEREAS, the Purchasers have made certain concessions to the Company in respect of their rights and the Company's obligations under the Transaction Documents; and

         WHEREAS, the Company wishes to obtain the additional financing contemplated by the Purchase Agreement under the terms of the Transaction Documents as amended hereby,

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Company and each Purchaser hereby restate their respective representations, warranties and covenants as contained in the Transaction Documents as of the date hereof and agree to amend the Transaction Documents as follows:

1. August 10, 2000 (the "Amendment Closing Date") shall be the Subsequent Closing Date for all purposes under the Transaction Documents and upon the purchase of the securities contemplated by this Amendment, the Purchasers shall have no further obligation to purchase securities from the Company.

2. Talbiya B Investments Ltd. is hereby joined as a Purchaser to the Securities Purchase Agreement, as amended hereby and as a Purchaser to the Registration Rights Agreement, as amended hereby.

3. The total number of shares of Common Stock to be issued and delivered by the Company to the Purchasers pursuant to the Purchase Agreement shall be 2,128,000 of which 760,000 were the Initial Shares issued and delivered on the Initial Closing Date, 760,000 shall be shares issued and delivered by the Company on the Amendment Closing Date in consideration of the Purchasers' forbearance of their rights under the Transaction Documents (the "Consideration Shares") and 608,000 shall be Additional Shares issued and delivered by the Company on the Amendment Closing Date. The Consideration Shares shall for all purposes under the Transaction Documents (other than with respect to the consideration payable to the Company in respect of such shares) be Additional Shares subject to all the representations and warranties, and rights and obligations of the parties pertaining to Additional Shares. The number of Consideration Shares, Additional Shares, Convertible Securities and Additional Warrants to be issued and delivered to each Purchaser and the Additional Purchase Price payable therefor is identified on
         Schedule 1 (the "Amended Schedule 2") attached hereto, which Amended
         Schedule 2 shall supersede and replace Schedule 2 to the Purchase Agreement.

4. The definition of "Effectiveness Date" in the Registration Rights Agreement is hereby deleted and replaced with:

                  ""Effectiveness Date" means September 8, 2000."

         Each Purchaser hereby waives any remedies which may have accrued in favor of such Purchaser against the Company as a result of the Company's failure to comply, prior to the Amendment Closing Date, with the provisions of Section 7(e)(A) of the Registration Rights Agreement. Notwithstanding the foregoing, if the Company does not comply with the provisions of Section 7(e)(A) after the Amendment Closing Date giving effect to the additional time given to the Company as a result of the amended "Effectiveness Date," (i) such waiver shall be of no further force and effect and (ii) all the rights and remedies available to the Purchasers shall be based upon the unamended Effectiveness Date.

5. Paragraph 4(c)(i) of the Debentures (including those issued on the Initial Closing Date and those to be issued on the Amendment Closing
         Date) shall be amended and restated as follows:

                  "The conversion price for the Debentures (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (A) an amount equal to 110% of the average Per Share Market Value for the five (5) consecutive Trading Days immediately preceding the Original Issue Date (the "Fixed Conversion Price") and (B) an amount equal to 85% of the average Per Share Market Value for the five (5) consecutive Trading Days immediately prior to the Conversion Date; provided, however, that, in any Conversion Notice, a Holder may specify a Conversion Price higher than the Conversion Price then in effect; provided further that, if during any period (a "Black-out Period"), a Holder is unable to trade any Common Stock issued or issuable upon conversion of Debentures immediately due to the postponement of filing or delay or suspension of effectiveness of a registration statement or because the Company has otherwise informed such Holder that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock, such Holder shall have the option but not the obligation on any Conversion Date within ten Trading Days following the expiration of the Black-out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such Holder that would have been applicable had such Conversion Date been at any earlier time during the Black-out Period or within the ten Trading Days thereafter; provided further, that in no event shall the Conversion Price be below the Floor Price. "Floor Price" shall mean $1.00 for the period beginning on August 10, 2000 and ending on October 14, 2000, $0.64 from the period beginning on October 14, 2000 and ending on April 14, 2001, and zero thereafter. Notwithstanding the foregoing, if the Company's revenues for the fiscal year ending December 31, 2000, as shown in the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2000, are less than $13.5 million (such revenues shall be presumed to be less than 13.5 million in the event the Company does not file a Form 10-K by March 31, 2001), then from and after April 1, 2001 the Floor Price shall be zero."

         On the Amendment Closing Date, the Company shall issue and deliver to each Purchaser a new Debenture certificate (in the same principal amount issued to such Purchaser on the Initial Closing Date) reflecting the foregoing amendment with an Original Issue Date (as defined therein) of April 14, 2000.

6. The definition of "Warrant Price" in the Warrants issued by the Company on the Initial Closing Date is hereby deleted and replaced with:

                  ""Warrant Price" means a price equal to $2.00, as such price may be adjusted from time to time as shall result from the adjustments specified in Section 4 hereof."

         The Company shall issue and deliver to each Purchaser on the Amendment Closing Date new certificates for the Warrants (in the amounts issued to such Purchaser on the Initial Closing Date) reflecting the foregoing amendment with an Original Issue Date (as defined therein) of April 14, 2000.

7. The form of Certificate of Designations attached to the Purchase Agreement shall be superseded and replaced by the Amended Form of Certificate of Designations attached hereto as Exhibit A.

8. The Company shall pay the reasonable fees and expenses of Stroock & Stroock & Lavan, counsel for the Purchasers, in connection with the negotiation and performance of this Amendment.

9. As a condition precedent to the obligations of the Purchasers under this Amendment (including payment of the Additional Purchase Price), the Company shall have delivered to the Purchasers an opinion from counsel to the Company addressed to the Purchasers, in form and substance satisfactory to the Purchasers, in respect of (i) the Company's authority to execute and deliver this Amendment, (ii) the enforceability this Amendment, (iii) the enforceability of the Transaction Documents (as amended hereby) to which the Company is a party, and (iv) such other customary legal matters as the Purchasers shall request.

         All provisions of the Transaction Documents, except as amended herein, shall continue in full force and effect. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized persons as of the date first indicated above.


                                        WORLD WIDE WIRELESS
                                             COMMUNICATIONS, INC.


                                        By:____________________________________
                                             Name:
                                             Title:


                                        ESQUIRE TRADING & FINANCE, INC.


                                        By:____________________________________
                                             Name:
                                             Title:


                                        AMRO INTERNATIONAL, S.A.


                                        By:____________________________________
                                             Name:
                                             Title:

                                        CELESTE TRUST REG.


                                        By:____________________________________
                                             Name:
                                             Title:

                                        THE ENDEAVOR CAPITAL FUND, S.A.

                                                 By:  Endeavor Management, Inc.


                                                 By:___________________________
                                                 Name:
                                                 Title:

                                        THE KESHET FUND, L.P.


                                        By:____________________________________
\                                             Name:
                                             Title:

                                        KESHET, L.P.


                                        By:____________________________________
\                                             Name:
                                             Title:

                                        NESHER, LTD.


                                        By:____________________________________
                                             Name:
                                             Title:

                                        TALBIYA B. INVESTMENTS LTD.


                                        By:____________________________________
                                             Name:
                                             Title:

                                   SCHEDULE 1

                            Amended Schedule 2 to the
                          Securities Purchase Agreement

                                   Schedule 2

                                   Purchasers

------------------- ----------------------- --------------- ---------------- ----------------- ------------ ----------
                                              Number of        Number of     Principal Amount   Number of   Portion
Name of Purchaser    Address of Purchaser    Additional     Consideration    or Stated Value   Additional      of
                                                Shares          Shares        of Additional     Warrants    Additional
                                                                               Convertible                  Purchase
                                                                             Securities, if                   Price
                                                                                applicable
------------------- ----------------------- --------------- ---------------- ----------------- ------------ ----------

Esquire Trading &   Schutzengelstrasse 36      132,000          140,000          $248,000        285,000    $380,000
Finance Inc.        Baar, Switzerland
                    CH6342
                    Fax No.: 041-7601031

Amro                c/o Ultra Finance Ltd.     300,000          300,000          $600,000        675,000    $900,000
International S.A.  Grossmuenster Platz
                    26,
                    P.O. Box 4401
                    Zurich, Switzerland
                    CH8022

Celeste Trust Reg.  c/o                        116,000          120,000          $224,000        255,000    $340,000
                    Trevisa-Treuhand-Ansalt
                    Landstrasse 8
                    9496 Furstentums
                    Balzers, Liechtenstien

The Endeavor        14/14 Divrea Chaim            0             150,000             $0              0           0
Capital Fund,       Street
S.A.                Jerusalem 94479,
                    Israel
                    Fax No.:
                    011-972-2-5824443

Nesher, Ltd.        c/o Ragnall House           8,000           10,000           $32,000         30,000      $40,000
                    18 Peel Road
                    Douglas, Isle of Man
                    1M1 4L2, United
                    Kingdom

Keshet, L.P.        Seameadow House             20,000          25,000           $80,000         75,000     $100,000
                    BlackBurn Highway
                    P.O. Box 173
                    Road Town, Tortola
                    British Virgin Islands

The Keshet Fund,    c/o KCM, LLC                12,000          15,000           $48,000         45,000      $60,000
L.P.                135 W. 50th Street
                    Suite 1700
                    New York, NY  10020

Talbiya B.          Ragnall House, 18           20,000             0             $80,000         75,000     $100,000
Investments Ltd.    Peel Road, Douglas,
                    Isle of Man IM1 4LZ

      Total:                                   608,000          760,000         $1,312,000      1,440,000   $1,920,000
                                               =======          =======         ==========      =========   ==========

                                    EXHIBIT A

                   AMENDED FORM OF CERTIFICATE OF DESIGNATIONS



                           CERTIFICATE OF DESIGNATION,
                     PREFERENCES AND RIGHTS OF THE SERIES A
                                 PREFERRED STOCK
                                       OF
                    WORLD WIDE WIRELESS COMMUNICATIONS, INC.
                                TO BE DESIGNATED
                      SERIES A CONVERTIBLE PREFERRED STOCK


         Pursuant to Section 78.195 of the Nevada Revised Statutes, we, the undersigned, ______________ and _______________, being respectively the __________ and the _________ of World Wide Wireless Communications, Inc. (the "Company"), a Nevada corporation organized and existing under the General Corporation Law of the State of Nevada, DO HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Company by unanimous written consent, and that said resolution has not been rescinded or amended and is in full force and effect at the date hereof:

         RESOLVED, that, pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of the Articles of Incorporation, as amended to date, the Board of Directors hereby creates a series of Preferred Stock of the Company, par value $.01 per share and having a stated value of $1,000 per share, to be designated "Series A Convertible Preferred Stock" and to consist of _______________________ (______) shares, and hereby fixes the powers, designations, preferences and relative, participating, optional and other rights of the shares of such series, and the qualifications, limitations, or restrictions thereof (in addition to those provisions set forth in the Articles of Incorporation, as amended, which are applicable to the Series A Convertible Preferred Stock), as follows:

         Section 1. Designation, Amount, Par Value, Stated Value and Rank. The series of Preferred Stock shall be designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"), and the number of shares so designated shall be _______ (which shall not be subject to increase without the consent of the holders of the Series A Preferred Stock ("Holders")). Each share of Series A Preferred Stock shall have a par value $.01 per share and a stated value of $1,000 per share (the "Stated Value").

         The Series A Preferred Stock shall rank senior to the Junior Securities (as defined below) and all other series of preferred stock of the Company issued and outstanding on the Original Issue Date as to distributions and upon liquidation, dissolution or winding up.

         Section 2. Junior Securities. So long as any Series A Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire otherwise than upon conversion or exchange directly or indirectly any Junior Securities, nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

         Section 3. Voting Rights. The holders of Series A Preferred Stock shall have no right to vote, except as otherwise required by Nevada law. However, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the written consent of the holders of 66 2/3% of the shares of the Series A Preferred Stock then outstanding, (a) amend, alter or change the preferences or rights of any series or class of capital stock of the Company (including the Series A Preferred

Stock) or the qualifications, limitations or restrictions thereof if such amendment, alteration or change adversely affects the powers, preferences or rights given to the Series A Preferred Stock, (b) alter or amend this Certificate of Designation, (c) authorize or create any class or series of any class of capital stock ranking as to distribution of assets upon a Liquidation (as defined in Section 4) or otherwise senior to the Series A Preferred Stock,
(d) amend its Articles of Incorporation, bylaws or other organizational documents so as to affect adversely any rights of any Holders, (e) increase the authorized number of shares of Series A Preferred Stock, and (f) enter into any agreement with respect to the foregoing.

         Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to the Aggregate Stated Value (as defined in Section 8) before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series A Preferred Stock shall be distributed among the holders of Series A Preferred Stock and the holders of all securities ranking pari passu to the Series A Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 6(c)(ix). The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Series A Preferred Stock.

         Section 5. Dividends. The holders of Series A Preferred Stock shall be entitled to receive in preference to the holders of Common Stock or any Junior Securities, annual dividends at the rate of 4.0% per annum, compounded semi-annually, for each share of Series A Preferred Stock. Such dividends shall be due and payable upon conversion or redemption of such shares of Series A Preferred Stock. Dividends shall accrue from the Original Issue Date (as defined herein), whether or not earned or declared, until such time as the shares of Series A Preferred Stock have been converted or redeemed as herein provided. Dividends are payable on the Series A Preferred Stock on the last day of June and December of each year (each, a "Dividend Date") by increasing the Aggregate Stated Value by the amount of such dividends. Such increase in the Aggregate Stated Value shall constitute full payment of such dividends. When any dividends are added to the Aggregate Stated Value, such dividends shall, for all purposes of this Certificate of Designation, be deemed to be part of the Aggregate Stated Value for purposes of determining dividends thereafter payable hereunder and amounts thereafter convertible into Common Stock hereunder, and all references herein to the Aggregate Stated Value shall mean the Aggregate Stated Value, as adjusted pursuant to this Section 5. The dividends so payable will be paid to the Holders of shares of Series A Preferred Stock of record as they appear on the stock books of the Company on the record date, which will be the June 15 or December 15, as the case may be, before the related Dividend Date; provided, however, that the Company's obligation to a transferee of shares of Series A Preferred Stock arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions hereof and the Securities Purchase Agreement (as defined below). Notwithstanding the foregoing, the Company shall not be entitled to pay dividends in shares of Series A Preferred Stock and shall be required to pay such dividends in cash if any event constituting a Triggering Event (as defined in Section 7), or an event that with the passage of time and without being cured would constitute a Triggering Event, has occurred and is continuing on the Dividend Date or the date which is ten (10) Business Days prior to the Dividend Date, unless otherwise consented to in writing by the Holder entitled to receive such dividend.

         Section 6. Conversion at the Option of the Holder. (a) (i) Each share of Series A Preferred Stock shall be convertible into shares of Common Stock (subject to Section 6(a)(ii)) at the Conversion Ratio (as defined below) at the option of the holder of such share of Series A Preferred Stock in whole or in part at any time. If any shares of Series A Preferred Stock remain outstanding on the Maturity Date, then all such shares shall be converted at the Conversion Ratio as of such date in accordance with this Section 6. To convert shares of Series A Preferred Stock into shares of Common Stock on any date, the holder of such shares of Series A Preferred

Stock shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Eastern time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit 1 (the "Conversion Notice") to the Company with a copy thereof to the Company's designated transfer agent (the "Transfer Agent") and (B) if required by Section 6(b)(iv), surrender to a common carrier for delivery to the Transfer Agent as soon as practicable following such date the original certificates representing the shares of Series A Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates"). Each Conversion Notice shall specify the Aggregate Stated Value of the shares of Series A Preferred Stock to be converted. The date as of which such conversion is to be effected shall be the date the Holder delivers such Conversion Notice by facsimile (the "Conversion Date") (if such date is not a Business Day, then the Conversion Date will be the next following Business Day). Subject to Section 6(b) hereof, each Conversion Notice, once given, shall be irrevocable. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall (1) as soon as practicable, but in no event later than within one
(1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (2) on or before the second (2nd) Trading Day following the date of receipt by the Company of such Conversion Notice (the "Delivery Date"), (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the Aggregate Stated Value of shares of Series A Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 6(b)(iv), is greater than the Aggregate Stated Value of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than the Delivery Date and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the Aggregate Stated Value of Series A Preferred Stock not converted.

                  (ii) In no event shall a Holder be permitted to convert in excess of such Aggregate Stated Value of Series A Preferred Stock upon the conversion of which, (x) the number of shares of Common Stock owned by such Holder (other than shares of Common Stock issuable upon conversion of Series A Preferred Stock or upon exercise of the Warrants (as defined in the Securities Purchase Agreement)) plus (y) the number of shares of Common Stock issuable upon such conversion of such shares of Series A Preferred Stock held by such Holder, would be equal to or exceed (z) 9.999% of the number of shares of Common Stock then issued and outstanding, including shares issuable on conversion of the shares of Series A Preferred Stock held by such Holder after application of this Section 6(a)(ii). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. To the extent that the limitation contained in this Section 6(a)(ii) applies, the determination of whether shares of Series A Preferred Stock are convertible (in relation to other securities owned by a Holder) and of which shares of Series A Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of shares of Series A Preferred Stock for conversion shall be deemed to be such Holder's determination of whether such shares of Series A Preferred Stock are convertible (in relation to other securities owned by a Holder) and of which shares of Series A Preferred Stock are convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. Nothing contained herein shall be deemed to restrict the right of a Holder to convert such shares of Series A Preferred Stock at such time as such conversion will not violate the provisions of this paragraph. The provisions of this
         Section 6(a)(ii) may be waived by a Holder as to itself (and solely as to itself) upon not less than 75 days prior notice to the Company, and the provisions of this Section 6(a)(ii) shall continue to apply until such 75th day (or later, if stated in the notice of waiver). No conversion in violation of this paragraph but otherwise in accordance with this Certificate of Designation shall affect the status of the securities issued upon such conversion as validly issued, fully-paid and nonassessable.

         (b) (i) Not later than any Delivery Date, the Company will deliver to the applicable Holder by express courier (A) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Securities Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock (subject to reduction pursuant to Section 6(a)(ii)) and
         (B) to the extent required pursuant to Section 6(b)(iv), a new Preferred Stock Certificate representing the unconverted Aggregate Stated Value. If in the case of any Conversion Notice such new Preferred Stock Certificate(s) are not delivered to or as directed by the applicable Holder by the fifth (5th) Trading Day after the applicable Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such Preferred Stock Certificate(s) thereafter, to rescind such conversion, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 6(b)(ii) and (iii) shall be payable through the date notice of rescission is given to the Company.

                  (ii) The Company understands that a delay in the delivery of the shares of Common Stock upon conversion of shares of Series A Preferred Stock and failure to deliver a new Preferred Stock Certificate representing the unconverted Aggregate Stated Value beyond the Delivery Date could result in economic loss to the Holder. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section hereunder by the Delivery Date for any reason, other than due to the action of the Holder, the Company shall pay to such Holder, in cash, an amount per Trading Day for each Trading Day the earlier of the date such certificates are delivered or the date the conversion is rescinded pursuant to Section 6(b)(i) above, together with interest on such amount at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to
         (i) 1% of the Aggregate Stated Value of such shares of Series A Preferred Stock, plus the accumulated and unpaid dividends thereon, requested to be converted for the first five Trading Days after the Delivery Date and (ii) 2% of the Aggregate Stated Value of such shares of Series A Preferred Stock, plus the accumulated and unpaid dividends thereon, requested to be converted for each Trading Day thereafter (which amounts shall be paid as liquidated damages and not as a penalty). If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section prior to the 15th Trading Day after the Conversion Date, the Company shall, at the Holder's option, redeem in cash, from funds legally available therefor at the time of such redemption, all or a portion of the Aggregate Stated Value of the shares of Series A Preferred Stock then held by such Holder, plus the accumulated and unpaid dividends thereon, as requested by such Holder, in cash. The redemption price shall be equal to the Aggregate Stated Value of such shares of Series A Preferred Stock requested to be redeemed, plus accumulated and unpaid dividends thereon, multiplied by the greater of (A) 125% or (B) the applicable Conversion Ratio as of the date of such redemption multiplied by the greatest Per Share Market Value on any Trading Day during the period beginning on the Conversion Date and ending on the date of payment in full by the Company of such redemption price. If the Holder has requested that the Company redeem shares of Series A Preferred Stock pursuant to this Section and the Company fails for any reason to pay the redemption price, as calculated pursuant to the immediately preceding sentence, within seven days after such notice is deemed delivered pursuant to Section 6(a)(i), the Company will pay interest on the redemption price at a rate of 15% per annum, in cash to such Holder, accruing from such seventh day until the redemption price and any accumulated dividends thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by such Holder from the sale of the shares of Common Stock which would have been issued by the Company pursuant to such conversion), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

                  (iii) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 6(b)(i) by the Delivery Date and if after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Company shall immediately pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the Aggregate Stated Value of the shares of Series A Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 Aggregate Stated Value of shares of Series A Preferred Stock, the Company shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

                  (iv) Notwithstanding anything to the contrary set forth herein, upon conversion of shares of Series A Preferred Stock in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the shares of Series A Preferred Stock to the Company unless the entire Aggregate Stated Value of shares of Series A Preferred Stock represented by the certificate are being converted. The Holder and the Company shall maintain records showing the Aggregate Stated Value of shares of Series A Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the shares of Series A Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if shares of Series A Preferred Stock represented by a certificate are converted as aforesaid, the Holder may not transfer the certificate representing the shares of Series A Preferred Stock unless the Holder first physically surrenders the certificate representing the shares of Series A Preferred Stock to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new certificate of like tenor, registered as the Holder may request, representing in the aggregate the remaining Aggregate Stated Value of shares of Series A Preferred Stock represented by such certificate.

         (c) (i) The conversion price for the shares of Series A Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (A) an amount equal to 110% of the average Per Share Market Value for the five (5) consecutive Trading Days immediately preceding the Original Issue Date (the "Fixed Conversion Price") and (B) an amount equal to 85% of the average Per Share Market Value for the five
         (5) consecutive Trading Days immediately prior to the Conversion Date; provided, however, that, in any Conversion Notice, a Holder may specify a Conversion Price higher than the Conversion Price then in effect; provided further that, if during any period (a "Black-out Period"), a Holder is unable to trade any Common Stock issued or issuable upon conversion of shares of Series A Preferred Stock immediately due to the postponement of filing or delay or suspension of effectiveness of a registration statement or because the Company has otherwise informed such Holder that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock, such Holder shall have the option but not the obligation on any Conversion Date within ten Trading Days following the expiration of the Black-out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such Holder that would have been applicable had such Conversion Date been at any earlier time during the Black-out Period or within the ten Trading Days thereafter; provided further, that in no event shall the Conversion Price be below the Floor Price. "Floor Price" shall mean $1.00 for the period beginning on August [__], 2000 and ending on October 14, 2000, $0.64 from the period beginning on April 14, 2000 and ending on the eighteen month anniversary of the Initial Closing Date (as defined in the Securities Purchase Agreement), and zero thereafter. Notwithstanding the foregoing, if the Company's revenues for the fiscal year ending December 31, 2000, as shown in the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2000, are less than $13.5 million, then from and after April 14, 2001 the Floor Price shall be zero.

                  (ii) If the Company, at any time while any shares of Series A Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity security payable in shares of Common Stock,
          (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Fixed Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this
          Section 6(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                  (iii) If the Company, at any time while shares of Series A Preferred Stock are outstanding, shall sell or issue additional shares of Common Stock or rights or warrants to acquire shares of Common Stock at a price per share less than the Fixed Conversion Price, excluding any rights of the holder of the Debentures, the holder of shares of Series A Preferred Stock or the holders of the Warrants issued pursuant to the Securities Purchase Agreement to acquire Common Stock, the Fixed Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such shares, rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such shares, rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Fixed Conversion Price. Such adjustment shall be made whenever such shares, rights or warrants are issued, and shall become effective immediately after the issuance of such shares, rights or warrants or, if such rights or warrants are issued to stockholders of the Company, the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Fixed Conversion Price pursuant to this Section 6(c)(iii), if any such right or warrant shall expire and shall not have been exercised, the Fixed Conversion Price shall immediately upon such expiration be re-computed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Fixed Conversion Price made pursuant to the provisions of this Section 6 after the issuance of such rights or warrants) had the adjustment of the Fixed Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

                  (iv) If the Company, at any time while shares of Series A Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of shares of Series A Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 6(c)(ii) and (iii) above), then in each such case the Fixed Conversion Price shall be multiplied by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date fixed for determination of stockholders entitled to receive such distribution, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent of the net assets of the Company, such fair market value shall be determined by an Independent Appraiser (as defined below) selected in good faith by the holders of a majority in interest of the Aggregate Stated Value of shares of Series A Preferred Stock plus the Aggregate Principal Amount (as defined in the Debenture) of Debentures then outstanding; and provided, further, that the Company, after receipt of the determination by such Independent Appraiser, shall have the right to select an additional Independent Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Independent Appraiser. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                  (v) If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

                  (vi) If the Company in any manner issues or sells Convertible Securities or Options that are convertible into or exchangeable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to a fixed price (each of the formulations for such variable price being herein referred to as, a "Variable Price"), and such Variable Price is not calculated using the same formula used to calculate the Conversion Price in effect immediately prior to the time of such issue or sale, the Company shall provide written notice thereof via facsimile and overnight courier to each holder of shares of Series A Preferred Stock ("Variable Notice") on the date of issuance of such Convertible Securities or Options. If a holder of shares of Series A Preferred Stock then outstanding provides written notice to the Company via facsimile and overnight courier (the "Variable Price Election Notice") within 10 Business Days of receiving a Variable Notice that such holder desires to replace the Fixed Conversion Price then in effect with the Variable Price described in such Variable Notice, then, from and after the date of the Company's receipt of the Variable Price Election Notice, the Fixed Conversion Price will automatically be replaced with the Variable Price for the shares of Series A Preferred Stock held by such holder. In the event that a holder of shares of Series A Preferred Stock delivers a Conversion Notice after the Company's issuance of Convertible Securities with a Variable Price but before such holder's receipt of the Company's Variable Notice, then such holder shall have the option by written notice to the Company to rescind such Conversion Notice or to have the Conversion Price be equal to such Variable Price for the conversion effected by such Conversion Notice. As used herein, (A) "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock and (B) "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

                  (vii) All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                  (viii) Whenever the Fixed Conversion Price is adjusted pursuant to Section 6(c)(ii), (iii) (iv), (v) or (vi) (for purposes of this Section 6(c)(viii), each an "adjustment"), the Company shall cause its Chief Financial Officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Conversion Price after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to each Holder promptly after each adjustment. Any dispute between the Company and the Holders with respect to the matters set forth in such certificate may at the option of the Holders be submitted to one of the national accounting firms currently known as the "big five" selected by the holders of a majority in interest of the Aggregate Stated Value of shares of Series A Preferred Stock plus the Aggregate Principal Amount of Debentures then outstanding, provided that the Company shall have ten days after receipt of notice from such Holders of their selection of such firm to object thereto, in which case the holders of a majority in interest of the Aggregate Stated Value of shares of Series A Preferred Stock plus the Aggregate Principal Amount of Debentures then outstanding shall select another such firm and the Company shall have no such right of objection. The firm selected by the holders of a majority in interest of the Aggregate Stated Value of shares of Series A Preferred Stock plus the Aggregate Principal Amount of Debentures then outstanding as provided in the preceding sentence shall be instructed to deliver a written opinion as to such matters to the Company and the Holders within thirty days after submission to it of such dispute. Such opinion shall be final and binding on the parties hereto. The fees and expenses of such accounting firm shall be paid by the Company.

                  (ix) In case the Company after the Original Issue Date shall do any of the following (each, a "Major Transaction") (a) consolidate with or merge into any other person and the Company shall not be the continuing or surviving person of such consolidation or merger, or (b) permit any other person to consolidate with or merge into the Company and the Company shall be the continuing or surviving person but, in connection with such consolidation or merger, any capital stock of the Company shall be changed into or exchanged for securities of any other person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other person, or
          (d) effect a capital reorganization or reclassification of its capital stock, the holders of the shares of Series A Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Major Transaction, and the holders of the shares of Series A Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Series A Preferred Stock could have been converted immediately prior to such Major Transaction would have been entitled; provided, however, that each Holder shall have the option to require the Company to redeem, from funds legally available therefor at the time of such redemption, such Aggregate Stated Value of its shares of Series A Preferred Stock at a price equal to the Aggregate Stated Value of shares of Series A Preferred Stock to be redeemed, plus accumulated and unpaid dividends thereon, multiplied by the greater of (A) 125% or (B) the applicable Conversion Ratio as of the date of such redemption multiplied by the greatest Per Share Market Value on any Trading Day during the period beginning on the date of the closing or the date of the announcement, as the case may be, of the Major Transaction triggering such redemption right and ending on the date of payment in full by the Company of such redemption price. The entire redemption price shall be paid in cash. If the Holder has requested that the Company redeem shares of Series A Preferred Stock pursuant to this Section and the Company fails for any reason to pay the redemption price, as calculated pursuant to the immediately preceding sentence, within five days after such notice is deemed delivered pursuant to the preceding sentence, the Company will pay interest on the redemption price at a rate of 15% per annum, in cash to such Holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). The terms of any such Major Transaction shall include such terms so as to continue to give to the holder of shares of Series A Preferred Stock the right to receive the securities, cash or property set forth in this Section 6(c)(ix) upon any conversion or redemption following such Major Transaction. This provision shall similarly apply to successive Major Transactions.

                  (x)      If:

                            A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                            B.     the Company shall declare a special
                                   nonrecurring cash dividend on or a redemption of its Common Stock; or

                            C. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                            D. the approval of any stockholders of the Company shall be required in connection with any Major Transaction; or

                            E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of shares of Series A Preferred Stock, and shall cause to be mailed to the holders of shares of Series A Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Series A Preferred Stock during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.

         (d) If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of shares of Series A Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of shares of Series A Preferred Stock at least 10 calendar days prior to the effective date of such action, and an Independent Appraiser selected by the holders of majority in interest of the shares of Series A Preferred Stock plus the Aggregate Principal Amount of Debentures then outstanding shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 6), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Series A Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Series A Preferred Stock. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Independent Appraiser giving the aforesaid opinion would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

         (e) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of shares of Series A Preferred Stock free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of shares of Series A Preferred Stock, not less than 200% of such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Securities Purchase Agreement) be issuable (taking into account the adjustments of Section 6(c)) upon the conversion of all outstanding shares of Series A Preferred Stock (without regard to any limitations on conversions or exercise thereof). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradable.

         (f) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

         (g) The issuance of certificates for shares of Common Stock on conversion of shares of Series A Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate.

         (h) Shares of Series A Preferred Stock converted into Common Stock shall be canceled and retired by the Company.

         (i) Whenever notice is required to be given under this Certificate of Designation, unless otherwise provided herein, such notice shall be given in accordance with Section 5.3 of the Securities Purchase Agreement.

         (j) In the event a Holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, contract, agreement or for any other reason, unless, an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series A Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such Holder in the amount equal to 130% of the Aggregate Stated Value of shares of Series A Preferred Stock sought to be converted, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

         Section 7.        Triggering Events.

         Each of the following shall constitute a triggering event (a "Triggering Event"), whatever the reason for such Triggering Event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any administrative, governmental or non-governmental body or otherwise howsoever:

         (a) the Company shall default in any payment of any amounts due under the Transaction Documents when and as due (whether at maturity, upon acceleration or otherwise); or

         (b) the Company shall fail duly to perform or observe any term, covenant or agreement contained in any of this Certificate of Designation, in the Debentures, in the Securities Purchase Agreement or in the Registration Rights Agreement for a period of seven days after the date on which written notice of such failure shall first have been given to the Company; or

         (c) (i) a final judgment shall be entered by any court against the Company for the payment of money which together with all other outstanding final judgments against the Company exceeds $150,000 in the aggregate, or (ii) a warrant of attachment or execution or similar process shall be issued or levied against any of the Company's property which exceeds in value $150,000 in the aggregate, and if, within 30 days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been paid or discharged; or

         (d) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of the property of it or ordering the winding-up or liquidation of the affairs of it and such decree or order shall remain unstayed and in effect for a period of 30 days; or

         (e) the Company shall commence a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Company or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing; or

         (f) an event of default, as defined in any indenture or instrument evidencing or under which the Company shall have outstanding indebtedness for borrowed money in excess of $150,000, inclusive of accrued interest, accrued premium, if any, or any additional amounts payable, shall happen and be continuing and such default shall involve the failure to pay the principal of such indebtedness (or any part thereof), when due and payable after the expiration of any applicable grace period with respect thereto, or such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and failure to pay shall not have been cured by the Company within 30 days after such failure or such acceleration shall not be rescinded or annulled within 30 days after notice thereof shall have first been given to the Company; provided that if such event of default under such indenture or instrument shall be remedied or cured by the Company or waived by the holders of such indebtedness, then the Triggering Event hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of any of the holders of shares of Series A Preferred Stock; or

         (g) trading in the Common Stock shall have been suspended for more than ten Trading Days or the Common Stock is delisted from any principal market or exchange (including, but not limited to, the OTC Bulletin Board, The Nasdaq SmallCap Market and the Nasdaq National Market) on which the Common Stock is then listed for trading; or

         (h) the Company fails to timely deliver the shares of Common Stock to the Holder or a replacement Preferred Stock Certificate representing any unconverted portion of Series A Preferred Stock pursuant to this Certificate of Designation; or

         (i) the issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities (as defined in the Registration Rights Agreement) or the initiation of any proceedings for that purpose.

With the exception of a Triggering Event specified in clauses (d) or (e) above, upon the occurrence and continuance of a Triggering Event, the Holder may declare the Aggregate Stated Value of and dividends accumulated on the shares of Series A Preferred Stock and all other amounts owing under the Transaction Documents to be forthwith due and payable by giving written notice thereof to the Company without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in the Transaction Documents to the contrary notwithstanding. Upon the occurrence and continuance of a Triggering Event specified in clauses (d) or (e) above, such Aggregate Stated Value, accumulated dividends, interest and other amounts shall thereupon and concurrently therewith become automatically due and payable all without any action by the Holder and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in the Transaction Documents to the contrary notwithstanding.

         Interest on overdue amounts, if any, shall accrue from the date on which such interest (and other amounts, if any) were due and payable to the date such interest (and other amounts, if any) are paid or duly provided for, at a rate of 15% per annum (to the extent payment of such interest shall be legally enforceable).

         Section 8. Definitions. For the purposes hereof, the following terms shall have the following meanings:

         "Aggregate Stated Value" means, with respect to the shares of Series A Preferred Stock, the sum of (a) the stated value thereof, plus (b) accumulated but unpaid dividends thereon (whether or not earned or declared).

         "Common Stock" means the common stock, $.001 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

         "Conversion Ratio" means the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock determined by the application of the following formula where "D" equals the accumulated and unpaid dividends on the Aggregate Stated Value of shares of Series A Preferred Stock so converted as of the Conversion Date:

                Aggregate Stated Value to be Converted + D
                ------------------------------------------
                          Conversion Price

         "Debenture" shall have the meaning ascribed to it in the Securities Purchase Agreement.

         "Independent Appraiser" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) that is regularly engaged in the business of appraising the capital stock or assets of corporations or other entities as going concerns, and which is not affiliated with either the Company or any Holder.

         "Junior Securities" means the Common Stock and all other equity securities of the Company which are junior in rights and liquidation preference to the Series A Preferred Stock.

         "Maturity Date" shall mean April 14, 2005.

         "Original Issue Date" shall mean the date of the first issuance of any shares of Series A Preferred Stock regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such shares of Series A Preferred Stock.

         "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on The Nasdaq SmallCap Market, the Nasdaq National Market, the OTC Bulletin Board or other registered national stock exchange on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on The Nasdaq Small-Cap Market, the Nasdaq National Market, the OTC Bulletin Board or any registered national stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market (as reported by NASDAQ or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then publicly traded, then the fair market value of a share of Common Stock as determined by an Independent Appraiser selected in good faith by the holders of a majority in interest of the shares of Series A Preferred Stock plus the Aggregate Principal Amount of Debentures then outstanding; provided, however, that the Company, after receipt of the determination by such Independent Appraiser, shall have the right to select an additional Independent Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Independent Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period. The determination of fair market value by an Independent Appraiser shall be based upon the fair market value of the Company determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value, and shall be final and binding on all parties. In determining the fair market value of any shares of Common

Stock, no consideration shall be given to any restrictions on transfer of the Common Stock imposed by agreement or by federal or state securities laws, or to the existence or absence of, or any limitations on, voting rights.

         "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

         "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Original Issue Date, by and among the Company and the original Holders.

         "Securities Purchase Agreement" means the Securities Purchase Agreement, dated April 14, 2000, as amended as of August [__], 2000, among the Company and the original holders of the Debentures.

         "Trading Day" means (a) a day on which the Common Stock is traded on the Nasdaq National Market, The Nasdaq SmallCap Market or other registered national stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the Nasdaq National Market, The Nasdaq SmallCap Market or any registered national stock exchange, a day or which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

         "Underlying Shares" means the number of shares of Common Stock into which the Debentures or the shares of Series A Preferred Stock are convertible in accordance with the terms hereof, the Debentures and the Securities Purchase Agreement.

         Section 9. Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights" ), then the holders of shares of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the shares of Series A Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         Section 10. Taxes. The Company shall pay any and all taxes attributable to the issuance and delivery of Common Stock or other securities upon conversion of the shares of Series A Preferred Stock.

         Section 11. No Impairment. The Company shall not by any action including, without limitation, amending the articles of incorporation or the by-laws of the Company, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against dilution (to the extent specifically provided herein) or impairment. Without limiting the generality of the foregoing, the Company will (i) not permit the par value, if any, of its Common Stock to exceed the then effective Conversion Price, (ii) not amend or modify any provision of the articles of incorporation or by-laws of the Company in any manner that would adversely affect in any way the powers, preferences or relative participating, optional or other special rights of the Common Stock or which would adversely affect the rights of the Holders of the shares of Series A Preferred Stock, (iii) take all such action as may be reasonably necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock, free and clear of any liens, claims, encumbrances and restrictions (other than as provided herein) upon the exercise of the shares of Series A Preferred Stock, and (iv) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be reasonably necessary to enable the Company to perform its obligations under this Certificate of Designation.

         Section 12. Countersignature and Registration. The shares of Series A Preferred Stock shall not become valid or obligatory for any purpose until the shares of Series A Preferred Stock shall have been duly executed by the Company and such signature attested to by an authorized Officer thereof.

         Section 13. Warranty of the Company. The Company hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened (including, but not limited to, the Shareholder Approval) precedent to the creation and issuance of this Certificate of Designation and the Series A Preferred Stock, and to constitute the same as legal, valid and binding obligations of the Company enforceable in accordance with their terms, have been done and performed and have happened in due and strict compliance with all applicable laws.

         Section 14. Descriptive Headings. The descriptive headings appearing herein are for convenience of reference only and shall not alter, limit or define the provisions hereof.

                [the rest of this page intentionally left blank]

         IN WITNESS WHEREOF, we have subscribed this document on the date indicated below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Dated:  ______ ___, 2000



                                       --------------------------------
                                       Name:
                                       Title:



                                       --------------------------------
                                       Name:
                                       Title:




  ATTEST:


  ----------------------------------
  Name:
  Title:

                                    EXHIBIT 1

                                CONVERSION NOTICE

Reference is made to the Certificate of Designation, Powers, Preferences and Rights of the Series of Preferred Stock of World Wide Wireless Communications, Inc. (the "Company") to be designated 4.0% Series A Convertible Preferred Stock (the "Certificate of Designation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of 4% Series A Convertible Preferred Stock, par value $.01 per share and stated value $1,000 per share (the "Preferred Shares"), of World Wide Wireless Communications, Inc., a Nevada corporation, (the "Company"), indicated below into shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

  Date of Conversion:
                       --------------------------------------------------------

  Number of Preferred Shares to be converted:
                                              --------

  Stock certificate no.(s) of Preferred Shares to be converted:
                                                                ---------------

Please confirm the following information:

  Conversion Price:
                    -----------------------------------------------------------

  Number of shares of Common Stock to be issued:
                                                 ------------------------------

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

      Issue to:___________________________________________________________

      Facsimile Number:_______________________________

      Authorization:___________________________________
                           By:
                           Title:

      Dated:__________________________________________

      Account Number (if electronic book entry transfer):_______________________

      Transaction Code Number (if electronic book entry transfer):____________________________________________________________

                                 ACKNOWLEDGMENT


         The Company hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated April 14, 2000 from the Company and acknowledged and agreed to by [TRANSFER AGENT].

                                       WORLD WIDE WIRELESS COMMUNICATIONS, INC.


                                       By:______________________________________
                                          Name:
                                          Title: